EXHIBIT 99.1

New Energy Systems Group Announces Results from its 2012 Annual General Meeting

SHENZHEN, China, Dec. 20, 2012 -- New Energy Systems Group (NYSE MKT: NEWN) ("New Energy" or the "Company"), an original design manufacturer and distributor of Anytone® and MeePower® branded consumer backup power systems for mobile devices and solar related application products to service municipal power applications, today announced the results of its 2012 Annual General Meeting held in Shenzhen, China on December 16, 2012.

Shareholders approved the following proposals:

1.	Election of Weihe Yu, Li Liu, Elan Yaish, and Shuxian Cui to the Company’s Board of Directors effective immediately.
2.	Ratification and approval of an amendment to the bylaws which has been approved by the Board of Directors.
3.	Ratification of Goldman Kurland Mohidin, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2012.

“Our 2012 annual shareholder meeting has been successfully completed on December 16, 2012 in Shenzhen, China. Due to the global economic downturn and the disorder of mobile power’s market competition, including the existence of the counterfeit products, we experienced a very difficult year in 2012. However, our management and employees’ strived to pull the Company back to the growing track. Our management has learned from the past year and appreciated all our shareholders’ support.” concluded Chairman and CEO, Mr. Jack Yu.

The related photos regarding to our annual shareholder meeting can be found on the Company’s website: www.newenergysystemsgroup.com

About New Energy Systems Group

New Energy Systems Group is an original design manufacturer and distributor of lithium ion batteries and backup power systems for leading manufacturers of mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The Company's end-user consumer products are sold under the Anytone® and MeePower® brand in China and globally. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: ken@newenergysystemsgroup.com
www.newenergysystemsgroup.com

INVESTOR RELATIONS
MZ
John Mattio, SVP
Tel: US +1-212-301-7130
Email: john.mattio@hcinternational.net
www.mz-ir.com